Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

December 11, 2014

Kemper Corporation Announces Agreement to Acquire Alliance United Group
CHICAGO--(BUSINESS WIRE)-Kemper Corporation (NYSE: KMPR) announced today that it has entered into a definitive agreement to acquire Alliance United Group and its wholly-owned subsidiaries, in a cash transaction valued at approximately $70 million. The parties expect to close the transaction in the first half of 2015, subject to approvals by insurance regulators and the satisfaction of other customary closing conditions.
With this acquisition, Alliance United, a top five writer of non-standard auto insurance in California, will expand Kemper’s presence in the state. Alliance United expects its 2014 direct written premiums to total more than $300 million. After completion of the deal, Kemper plans to contribute up to $75 million of capital to support this book of business.
“We are pleased at the prospect of Alliance United joining the Kemper family of companies,” said Donald G. Southwell, Kemper’s Chairman, President and Chief Executive Officer. “This acquisition is a great addition to Kemper’s strong personal lines insurance businesses and increases our capabilities to serve the non-standard private passenger auto market.”
Foley & Lardner LLP is serving as legal advisor for Kemper. Sherman & Company LLC is acting as financial advisor to Alliance United Group and Sidley Austin LLP as its legal advisor.

About Kemper
Kemper is a diversified insurance holding company with subsidiaries that provide an array of products to the individual and business markets:

•	Auto insurance

•	Homeowners insurance

•	Renters insurance

•	Life insurance

•	Health insurance
Kemper markets to its customers through a network of independent agents, brokers and career agents.
Additional information about Kemper is available by visiting kemper.com.

About Alliance United
Founded in 2004, Alliance United is a privately-held company that distributes automotive insurance exclusively through a network of more than 900 producers across nearly 2,000 locations. The Company has long-standing relationships with these brokers, a bond that positions Alliance for continued growth in the California auto insurance market.

Contact

Investors:     Diana Hickert-Hill
312.661.4930
investor.relations@kemper.com